Exhibit 99.1
SIGNET JEWELERS APPOINTS JEFFREY GENNETTE TO ITS BOARD

HAMILTON, Bermuda, May 7, 2026 – Signet Jewelers Limited (“Signet” or the “Company”) (NYSE:SIG), today announced that its Board of Directors ("Board") has appointed Jeffrey Gennette to the Board, effective May 6, 2026. A former Chairman and Chief Executive Officer of Macy’s, Inc., Mr. Gennette brings more than four decades of leadership experience at one of the world’s most recognized omnichannel retailers, further strengthening Signet’s Board as the Company continues to execute on its Grow Brand Love strategy.
Mr. Gennette has been appointed to the Board’s Human Capital Management & Compensation Committee and the Finance Committee, bringing deep expertise across merchandising, marketing, digital transformation, and store operations to support Signet’s long‑term growth priorities and capital allocation decisions.
“Signet’s Board is committed to ongoing refreshment and we are delighted to welcome Jeff as a director,” said Helen McCluskey, Chair of the Board. “Jeff is a highly respected retail leader who brings a deep familiarity with the jewelry category and a proven track record of leading large, complex consumer businesses through transformation. His perspective on building brands, engaging customers across channels, and driving operational excellence will be invaluable as we advance our strategy.”
“Jeff’s experience leading one of the largest omnichannel retailers in the U.S. brings powerful insight to Signet,” said Signet CEO J.K. Symancyk. “As we continue to strengthen our brands, enhance our digital and store experiences, and grow share in a dynamic retail environment, Jeff’s guidance, passion for jewelry, and expertise will be a tremendous asset to our team and our Board.”
The Company also disclosed that Nancy Reardon, who has served as a director since March 2018, has informed the Board that she will not stand for re-election at the Annual General Meeting. The Board has been expanded to 12 directors following Mr. Gennette’s appointment and will be reduced to 11 directors immediately following the departure of Ms. Reardon at the conclusion of the Annual General Meeting on June 26, 2026.
“We are deeply grateful to Nancy for her dedicated service and contributions over the past several years, including as Chair of the Board’s Human Capital Management & Compensation Committee,” said McCluskey. “During a period of significant transformation for Signet, Nancy provided steady leadership, sound judgment, and thoughtful counsel, guiding critical decisions that contributed to Signet’s performance and culture.”

About Jeffrey Gennette
Jeffrey Gennette brings more than 40 years of experience in the retail industry, most recently serving as Chief Executive Officer of Macy’s, Inc. from March 2017 to February 2024 and as Macy’s Chairman from February 2018 to April 2024. Prior to these roles, he held positions of increasing responsibility at Macy’s over the course of his career, including President, Chief Merchandising Officer, and various leadership roles across merchandising and store operations. Mr. Gennette began his retail career in 1983 as an executive trainee at Macy’s West in San Francisco. He currently serves on the Board of Advisors for Edward Jones Investments and on the Board of Directors for the National AIDS Memorial.
About Signet:
As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com.
Investors:
Rob Ballew
Senior Vice President, Investor Relations & Capital Markets
robert.ballew@signetjewelers.com
IR@signetjewelers.com

Media:
Katie Spencer
Vice President of Media Relations & Executive Communications
katie.spencer@signetjewelers.com